         PLAN AND AGREEMENT OF REORGANIZATION made as of October 22, 1996, by and among BNN Corporation, a Nevada corporation ("BNN"), and those persons executing this Agreement whose names and addresses are set forth in the signature page (collectively, the "Acquired Company Shareholders"), own all of the issued and outstanding shares of Kaleidoscope Media Group, Inc., a Delaware corporation (the "Acquired Company").

                                  INTRODUCTION

         WHEREAS, BNN is a public corporation which commenced an entertainment and promotional business;

         WHEREAS, the Acquired Company is a holding company for various corporations engaged in the entertainment and promotional business;

         WHEREAS, the Acquired Company Shareholders own 1,609,740 shares ("Acquired Company Shares") constituting all of the issued and outstanding shares of the Acquired Company;

         WHEREAS, the Acquired Company Shareholders desire to exchange (the "Exchange") their Acquired Company Shares in a tax free exchange on the basis of one Acquired Company share for [5.6061] shares of Common Stock of BNN (the "BNN Shares") with the result that the Acquired Company will become a wholly owned subsidiary of BNN and the Acquired Company Shareholders will receive a total of 9,500,000 BNN Shares of a total of 23,583,062 shares, upon completion of the Exchange;

         WHEREAS, the parties intend by executing this Agreement, to adopt a Plan of Reorganization within the meaning of Section 368 of the Internal Revenue Code.

         NOW, THEREFORE, in consideration of the premises, the parties hereto do mutually agree as follows:

                                    ARTICLE I

                                  The Exchange

         1.1 Exchange. On the Closing Date as provided for in Section 1.2, each of the Acquired Company Shares shall be exchanged solely for BNN Shares as set forth in Schedule 1 hereto. No Acquired Company Shareholder shall have any rights to receive fractional shares.

         1.2 Closing. The closing of the Exchange contemplated hereby (the "Closing") shall be held simultaneously herewith.


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                                   ARTICLE II

                        DEFINITIONS, DISCLOSURE SCHEDULE

         2.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings indicated below:

         The "Acquired Company Financial Statements" shall refer to (A) the balance sheets of each of the Consolidated Entities of the Acquired Company as of December 31, 1995 and December 31, 1994 audited by Paneth Haber and Zimmerman, LLP (the "Auditors") and the statement of operations, cash flow and stockholder equity for the periods then ended ("Audited Statements") and (B) unaudited consolidated balance sheets of the Acquired Company as of June 30, 1996 and statement of operations, stockholder deficit and cash flow for the period ending on such date reflecting the acquisition of the "Consolidated Entities" as hereinafter defined by the Acquired Company ("Combined Statements").

         The "Acquired Company Balance Sheet" shall refer to the unaudited balance sheet as of June 30, 1996 included in the Acquired Company's Financial Statements and June 30, 1996 shall be referred to as the "Balance Sheet Date."

         "Accounts Receivable" shall mean all accounts, notes and/or other rights to payment which the Acquired Company owns, or which may arise in favor of Acquired Company in the future.

         "BNN Financial Statements" shall refer to the audited balance sheets of BNN as of December 31, 1994 and December 31, 1995 audited by Herbert Woll (the "BNN Auditors") and the statement of operations, cash flow and stockholder equity for the period then ended and the unaudited balance sheet at June 30, 1996 and the statement of operations, cash flow and stockholder equity for the period ending on such date, all as contained in BNN's SEC Reports to be delivered herewith pursuant to Section 5.7 and Article 7.

         "BNN Balance Sheet" shall refer to the balance sheet of BNN as of June 30, 1996 and included in the BNN Financial Statements and June 30, 1996 shall be referred to as the "BNN Balance Sheet Date."

         "BNN SEC Reports" shall refer to the reports set forth in Section 5.7.

         "Consolidated Entities" shall refer to Seagull Entertainment, Inc. ("Seagull") and People and Properties, Inc. and Kaleidoscope Entertainment, Inc. (collectively referred to as "Kaleidoscope Group").

         "Contract" shall mean any agreement, contract, license, indenture, lease, mortgage, license, plan, arrangement, commitment or instrument (whether written or oral).

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         "Environmental Laws" shall mean all federal, state, local and foreign laws, statutes, regulations having the force and effect of law, permits, court decrees, judgments, injunctions and written orders concerning (i) public health and safety relating to exposure of humans to toxic or hazardous substances or
(ii) pollution or protection of the environment or nature resources.

         "Enforceability Exceptions" shall mean the extent to which enforceability of an obligation may be limited by applicable bankruptcy, insolvency, re-organization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

         "Knowledge" shall mean with respect to a party's awareness of the presence or absence of a fact, event or condition shall mean (a) actual knowledge plus, if different, (b) the knowledge that would be obtained if such party conducted itself faithfully and exercised a sound discretion in the management of his own affairs.

         "Laws" shall mean all laws, common laws, rules, regulations, ordinances, codes, judgments, injunctions, orders, decrees, permits, policies, guidelines and other requirements of all foreign, federal, state and local governments and all agencies and instrumentalities thereof.

         "Lien" means any mortgage, pledge, lien, encumbrance, charge, adverse claim or restriction of any kind affecting title or resulting in an encumbrance against property, real or personal, tangible or intangible, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any third party option or other agreement to sell and any filing of or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction).

         "Material Adverse Effect" or "Material Adverse Change" with respect to a party means an adverse change which would in the aggregate have material adverse effect on the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects on a consolidated or combined basis of such party.

         "Person" shall mean any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, company, estate, unincorporated organization or Governmental Entity.

         "Subsidiary" shall refer to any corporations or other entities in which the Acquired Company has a majority interest or which is otherwise controlled by the Acquired Company.

         "Transactions" shall mean, in respect of any party, all transactions set forth in or contemplated by this Agreement that involve, relate to or affect such party, including, without limitation, this Exchange.


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         2.2 Disclosure Schedules. Simultaneously with the execution of this
Agreement, (a) the Acquired Company Shareholders shall deliver schedules to BNN relating to the Acquired Company ("Acquired Company Disclosure Schedule"), and
(b) BNN shall deliver to the Acquired Company Shareholders schedules relating to BNN (the "BNN Disclosure Schedule"). The BNN Disclosure Schedule and the Acquired Company Disclosure Schedule shall be referred to as the "Disclosure Schedules". The Disclosure Schedules shall set forth the matters required or permitted to be set forth therein as described elsewhere in this Agreement and shall be deemed to be part of this Agreement.

                                      III.
                               CLOSING DELIVERIES

         3.1 Acquired Company Shareholder's Closing Deliveries. At the Closing, in addition to documents referred elsewhere, the Acquired Company Shareholders, without recourse except as provided in Section 11.1, shall deliver, or cause to be delivered, to BNN certificates representing Acquired Company Shareholder Stock owned by all of the Acquired Company Stockholders accompanied by transfer documents satisfactory to BNN and its counsel.

         3.2 Closing Deliveries to the Acquired Company Shareholders. At the Closing, in addition to documents referred to elsewhere, BNN shall deliver to the Acquired Company Shareholders certificates representing the BNN Shares issuable upon consummation of the Exchange.


                                       IV.

                      REPRESENTATIONS AND WARRANTIES OF THE
                          ACQUIRED COMPANY SHAREHOLDERS

         Except as set forth in the Acquired Company Disclosure Schedule, the Acquired Company Shareholders jointly and severally represent and warrant to BNN as follows, with the knowledge and understanding that BNN and is relying materially upon such representations and warranties. References to Schedule numbers shall be deemed references to the Acquired Company Disclosure Schedule.

         4.1 Organization and Standing of the Acquired Company. Each of the Acquired Company and any Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of incorporation and has the corporate power to carry on its business as now conducted and to own its assets and is duly qualified to transact business as a foreign corporation in each state where such qualification is necessary except where the failure to qualify will not have a Material Adverse Effect. The copies of the Certificate of Incorporation and By-laws of the Acquired Company and any Subsidiary as amended to date, and delivered to BNN, are true and complete copies of those documents as now in effect.

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         4.2 Subsidiaries. Except as set forth in the Acquired Company
Disclosure Schedule, the Acquired Company has no Subsidiary and no interest in any other corporation, partnership, joint venture or other entity. The Acquired Company Disclosure Schedule lists the name of any such Subsidiary or other entity, together with the number of shares or other interest owned by the Acquired Company and the Acquired Company's percentage of ownership thereof. Each of such Subsidiaries are wholly owned by the Acquired Company or the Acquired Company has entered into an agreement to acquire any minority interest thereof. Any such agreement is described in Schedule 4.3.

         4.3 Capitalization. Schedule 4.3 sets forth the authorized capital stock of the Acquired Company and each Subsidiary, the number of shares of capital stock which are issued and outstanding, the par value thereof and the record and beneficial holders thereof. All of such shares of capital stock that are issued and outstanding are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of the preemptive rights of any person. There are no (a) outstanding options, warrants or rights to purchase or subscribe for any equity securities, or other ownership interests of the Acquired Company or Subsidiary, (b) outstanding options or rights to sell to any equity securities or other ownership interests of any other business entity, (c) obligations of the Acquired Company or Subsidiary, whether absolute or contingent, to issue any shares of equity securities or other ownership interests, (d) indebtedness or securities directly or indirectly convertible into any equity securities of the Acquired Company or (e) any shareholder agreements, options, rights of first refusal or other similar rights with respect to the Capital Stock.

         4.4 Share Ownership. Each of the Acquired Company Shareholders is the record and beneficial owner of the number of Acquired Company Shares listed after such shareholders name in Schedule 1 free and clear of all liens and encumbrances and claims of any kind. Upon transfer pursuant to the Exchange, BNN shall receive such shares free and clear of all liens and encumbrances and claims of third parties.

         4.5 Investment. Each Acquired Company Shareholder hereby represents, warrants and agrees that he or it will be acquiring the BNN Shares for investment, for his or its own account, and not with a view to the distribution of the BNN Shares. In such connection, the Acquired Company Shareholders further represent and warrant that he or it understands that BNN is issuing the BNN Shares to him or it in reliance upon an exemption from registration requirements pursuant to Section 5 of the Securities Act of 1933, as amended (the "Act") and the rules and regulations thereunder. The Acquired Company Shareholders acknowledge that the BNN Shares may not be sold, transferred, pledged, hypothecated, assigned or otherwise disposed of by him or it unless BNN shall have been supplied with evidence satisfactory to it and counsel that such transfer is not in violation of the Act. Furthermore, the Acquired Company Shareholders understand that the certificates for the BNN Shares shall bear an appropriate restrictive legend and stop transfer instructions will be placed against the BNN Shares with respect thereto, to reflect the foregoing restriction. The

                                      - 5 -




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Acquired Company Shareholders consent to the placing of such legend on the certificates for the BNN Shares.

         4.6 Authority. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by the Acquired Company shareholders in accordance herewith, the valid and binding obligations of Acquired Company shareholders, enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.

         4.7 Assets. The Acquired Company has good and marketable title to or licenses to all of the assets and properties which it purports to own as reflected on the Acquired Company balance sheet, or thereafter acquired. The Acquired Company has a valid leasehold interest in all material properties of which it is the lessee and each such lease is valid, binding and enforceable against the Acquired Company, as applicable, and, to their knowledge, and the other parties thereto in accordance with its terms. No material portion of the assets of the Acquired Company is subject to any lien or any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to their knowledge, has any such condemnation, expropriation or taking been proposed. None of the material assets of the Acquired Company is subject to any restriction which would prevent continuation of the use currently made thereof or materially adversely affect the value thereof.

         4.8      Contracts.

                  The Acquired Company Disclosure Schedule consists of a true and complete list of all Contracts to which the Acquired Company or any Subsidiary is a party or by which it is bound: (i) requiring payments or receipts less than $10,000 per year and (ii) made in the ordinary course of business and terminable by the Acquired Company or any Subsidiary on notice of thirty (30) days or less without penalty or the Acquired Company being liable for damages. All such contracts shall hereinafter be referred to as "Material Contracts").

                  All of the Material Contracts are valid and binding upon the Acquired Company or any Subsidiary, as applicable, and to their knowledge, the other parties thereto and are in full force and effect and enforceable in accordance with their terms, and neither the Acquired Company, nor to the knowledge of the Acquired Company Shareholders, any other party to any Material Contract has breached any material provision of, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under the terms thereof.

         4.9 Litigation. There is no claim, action, proceeding, or investigation pending or, to their knowledge, threatened against or affecting the Acquired Company or any Subsidiary before or by any court, arbitrator or governmental agency or authority which, in their reasonable judgment, could have a Material Adverse Effect on the Acquired Company on a consolidated basis. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against the Acquired Company and with respect to any action or claim covered by

                                      - 6 -




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insurance, the Acquired Company has complied with all requirements of any such policy which are conditions to the defense and continued defense of such claim or action.

         4.10 Taxes. For purposes of this Agreement, (A) "Tax" (and, with correlative meaning, Taxes") shall mean any federal, state, local or foreign income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge together with any related addition to tax, interest, penalty or fine thereon; and (B) "Returns" shall mean all returns (including, without limitation, information returns and other material information), reports and forms relating to Taxes.

                  Each of the Acquired Company and any Subsidiary has duly filed all Returns required to be filed by it other than Returns (individually and in the aggregate) where the failure to file would have no Material Adverse Effect on the business or prospects of Acquired Company and Subsidiary on a consolidated basis. All such Returns were, when filed, and to the knowledge of the Acquired Company Shareholders are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. The Acquired Company has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it or Subsidiary through the Closing Date.

                  The Acquired Company or Subsidiary is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and, to the knowledge of the Acquired Company, no claim for assessment or collection of any Tax related to the Acquired Company has been asserted against the Acquired Company that has not been paid. There are no Tax liens upon the assets (other than the lien of property taxes not yet due and payable) of the Acquired Company. There is no valid basis, to the knowledge of the Acquired Company Shareholders or Subsidiary, except as set forth in the Acquired Company Schedule, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to the Acquired Company by any governmental authority.

         4.11 Compliance with Laws and Regulations. To their knowledge, each of the Acquired Company and any Subsidiary has complied and is presently complying, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local and foreign) applicable to it in all jurisdictions where the business of the Acquired Company is conducted or to which the Acquired Company is subject, including, Environmental laws.

         4.12 Insurance. The Acquired Company and each Subsidiary is covered by adequate insurance policies, or renewals thereof.

         4.13 Condition of Assets. The equipment, fixtures and other personal property of the Acquired Company and each Subsidiary are in good operating condition and repair (ordinary wear and tear excepted) for the conduct of its business as presently being conducted.

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         4.14 No Breaches. The making and performance of this Agreement and any other agreements contemplated hereby will not (i) conflict with or violate the Certificate of Incorporation or the by-laws of the Acquired Company or any Subsidiary, (ii) violate in any material respect any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which Acquired Company or any Subsidiary is a party or by which any of its material assets, businesses, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset under, or create any rights of termination, cancellation or acceleration in any person under, any Material Contract.

         4.15 Financial Statements. Schedule 4.15 contains true and complete copies of the Acquired Company's Financial Statements Sheets. These Financial Statements (i) have been prepared from the books and records of the Acquired Company or Consolidated Entities in accordance with GAAP consistently applied with prior periods, (ii) are complete and correct and fairly represent, in each case in all material respects, the [consolidated] financial condition and [consolidated] results of operations of the Acquired Company as of the dates and for the periods indicated thereon, and (iii) reflect all assets at the lower of their cost or net realizable value. Audited Statements have been audited by the Auditors.

                  The books and account of the Acquired Company have been maintained in all material respects in accordance with sound business practices, and to the best of the Acquired Company Shareholder's knowledge there have been no transactions involving the Acquired Company that properly should have been set forth therein in accordance with GAAP that have not been accurately so set forth.

         4.16 Absence of Certain Changes or Events. Except as set forth in
Schedule 4.16, since the Balance Sheet Date, to the Acquired Company Shareholder's knowledge, there has not occurred nor, has any fact or circumstance arisen which may lead to:

                            (a) Any adverse change in the assets, liabilities
(whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of the Acquired Company or any Subsidiary not reflected in the Acquired Company's Financials and that has resulted in a Material Adverse Effect;

                            (b) Any material increase in liabilities over the
level reflected on the Balance Sheet, any guarantee by the Acquired Company or any Subsidiary of any obligations, or any mortgage, pledge or encumbrance on any of the properties or assets of the Acquired Company or any Subsidiary;

                            (c) Any increase not in the ordinary course of
business in the compensation (including, without limitation, the rate of commissions) payable to, or any payment of a cash bonus to, any officer, director or employee of, or consultant to, the Acquired Company in excess of Ten Thousand Dollars ($10,000);


                                      - 8 -




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         4.17 Government Licenses, Permits, Etc. Each of the Acquired Company
and each Subsidiary is duly licensed, with all requisite permits and qualifications, as required by applicable law for the purpose of conducting its business or owning its properties or both, in each jurisdiction in which it does business or owns property or in which such license, permit or qualification is otherwise required except where the failure to be so qualified or authorized would not in the aggregate have a Material Adverse Effect on the assets, liabilities (whether absolute, contingent or otherwise), results of operations, business or prospects of the Acquired Company or any Subsidiary.

         4.18 Employee Benefit Plans; ERISA. Except for those plans set forth on
Schedule 4.18 hereto (the "Plans"), neither the Acquired Company nor any member of a "controlled group" (within the meaning of Section 4971(e)(2)(B)of the Code) of which the Acquired Company is a member has ever maintained or contributed to any "employee benefit plan", as that term is defined in Section 3(3) of ERISA, or any stock purchase plan, stock option plan, fringe benefit plan, bonus plan or any other deferred compensation agreement, plan or funding arrangement, whether or not such plan has been terminated and whether or not such plan is of legally binding nature in the form of an informal understanding. With respect to the Plans, the requirements of ERISA and the Code, as applicable, have been fulfilled in all material respects and no event has occurred nor does any condition exist which would subject the Acquired Company to any material penalty, excise tax or liability.

         4.19     Intellectual Property; Computer Software.

                            (a) Schedule 4.19 sets forth (i) a complete and
correct list of each patent and patent application and each copyright, copyright application, trademark, trademark application (in any such case, whether registered or to be registered in the United States of America or elsewhere), process, invention, trade secret, trade name, computer program, formula and customer list (collectively, the "Intangible Personal Property") of the Acquired Company, and (ii) a complete and correct list of all material licenses or similar agreements or arrangements ("Licenses") to which the Acquired Company is a party either as licensee or licensor for each such item of Intangible Personal Property.

                            (b) Except as set forth on Schedule 4.19 to the best
of the Acquired Shareholder's knowledge:

                           (i) There are no pending actions or other judicial or adversary proceedings involving the Acquired Company concerning any item of Intangible Personal Property, and, to Acquired Company's knowledge, no such action or proceeding is threatened and no claim or other demand has been made or threatened by any person relating to any item of Intangible Personal Property;

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                           (ii) The Acquired Company has the right and authority
         to use each item of Intangible Personal Property in connection with the conduct of its businesses in the manner presently conducted and to convey such right and authority, and such use does not conflict with, infringe upon or violate any patent, trademark or registration of any other person or entity;

                            (iii) There are no outstanding or, to the Acquired Company's knowledge, threatened disputes or disagreements with respect to any Licenses; and

                           (iv) The conduct by the Acquired Company of its business does not conflict with the valid patents, trademarks, trade secrets or trade names of others.

         4.20 Existing Arrangements. Except as set forth in Schedule 4.20 of the Acquired Company Disclosure Schedule, to the best of their knowledge, no person having an arrangement with the Acquired Company will cease to conduct business with the Acquired Company after the Closing Date in substantially the same manner as it has conducted business with the Acquired Company in the past.

         4.21 Governmental Approvals. No authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by the Acquired Company with, any governmental authority, domestic or foreign, federal, state or local, is required in connection with the Acquired Company's execution, delivery and performance of this Agreement.

         4.22 Transactions with Affiliates. Except as set forth in Schedules
4.23 and 4.15(b), the Acquired Company is not indebted for money borrowed, either directly or indirectly, from any of its officers, directors, or any Affiliate (as defined below), in any amount whatsoever; nor are any of its officers, directors, or Affiliates indebted for money borrowed from the Acquired Company; nor are there any transactions of a continuing nature between the Acquired Company and any of its officers, directors, or Affiliates (other than by or through the regular employment thereof by the Acquired Company) not subject to cancellation which will continue beyond the Closing Date, including, without limitation, use of the assets of the Acquired Company for personal benefit with or without adequate compensation. For purposes of this Agreement, the term "Affiliate" shall mean any person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. As used in the foregoing definition, the term (i) "control" shall mean the power through the ownership of voting securities, contract or otherwise to direct the affairs of another person and
(ii) "person" shall mean an individual, firm, trust, association, corporation, partnership, government (whether federal, state, local or other political subdivision, or any agency or bureau of any of them) or other entity.

         4.23 Accounts Receivable. Schedule 4.24 is an accurate aging of the Accounts Receivable at the Balance Sheet Date. To the Acquired Company's knowledge, the Accounts Receivable, including any Accounts Receivable arising since the date of the Interim Balance Sheet, are fully collectible, net of the reserves set forth in the most recent Interim Balance Sheet delivered to BNN prior to the date hereof.


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         4.24 Liabilities. The Acquired Company has no material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise ("Liabilities"), whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement, other than (i) Liabilities fully and adequately reflected or reserved against on the Balance Sheet, (ii) Liabilities incurred since the Balance Sheet Date in the ordinary course of the business of the Acquired Company, or (iii) Liabilities otherwise disclosed in this Agreement, including the Exhibits hereto and Disclosure Schedule.

         4.25 No Omissions or Untrue Statements. No representation or warranty made by the Acquired Company in this Agreement, the Acquired Company Disclosure Schedule or in any certificate required to be delivered to BNN pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof and as of the Closing Date.

         4.26 Absence of Certain Practices. To their knowledge, neither the Acquired Company nor any employee, agent or other person acting on the Acquired Company's behalf has directly or indirectly given or agreed to give any gift or similar benefit to any customer, supplier, competitor or government employee or official (domestic or foreign) (i) that would subject the Acquired Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) that if not given in the past would have a Material Adverse Effect on the Acquired Company.


                                       V.

                      REPRESENTATIONS AND WARRANTIES OF BNN

         Except as set forth in the BNN Disclosure Schedule, BNN represents and warrants to, and agree with, the Acquired Company Shareholders as follows as of the date hereof and as of the Closing Date:

         5.1 Organization and Standing of BNN. BNN is a corporation duly organized, validly existing and in good standing under the laws of the state of incorporation and has the corporate power to carry on its business as now conducted and to own its assets and is duly qualified to transact business as a foreign corporation in each state where such qualification is necessary except where the failure to qualify will not have a Material Adverse Effect. The copies of the Certificate of Incorporation and By-laws of BNN and delivered to BNN, are true and complete copies of those documents as now in effect.

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         5.2 Subsidiaries. Except as set forth in the BNN Disclosure Schedule,
BNN has no Subsidiaries and no interest in any other corporation, partnership, joint venture or other entity.

         5.3 Capitalization. The Authorized capital stock of BNN consists of 50,000,000 shares of Common Stock, par value $.01 and 5,000,000 shares of Preferred Stock, $.001 par value. As of the date hereof, 14,083,062 shares of Common Stock and no shares of Preferred stock were issued and outstanding. The Company contemplates issuing shares pursuant to proposed acquisitions and options to management. Such outstanding shares of Common Stock are duly authorized, validly issued, fully paid, and non-assessable. The BNN Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable. Except for options to purchase shares issued pursuant to various BNN option or stock plans or as set forth in Schedule 5.3 attached hereto, as of the date of this Agreement, there are no outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, option or other agreements of any kind relating to any of the outstanding authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of BNN and there are no authorized or outstanding securities convertible or into exchangeable for any such capital stock or other security of BNN.

         5.4 Governmental Approval; Consents. Except for the reports required to be filed in the future by BNN, as a mandatory reporting company, under the Securities Exchange Act (the "Exchange Act"), and under the Securities Act, no authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by BNN with, any governmental authority, domestic or foreign, federal, state or local, is required in connection with BNN's execution, delivery and performance of this Agreement. No consents of any other parties are required to be received by or on the part of BNN to enable BNN to enter into and carry out this Agreement.

         5.5 Authority. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by BNN in accordance herewith, the valid and binding obligations of BNN enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.

         5.6 Assets. BNN has good and marketable title or leases to all of the assets and properties which it purports to own as reflected on the BNN Balance Sheet, or thereafter acquired. BNN has a valid leasehold interest in all material properties of which it is the lessee and each such lease is valid, binding and enforceable against BNN, as applicable, and, to their knowledge, and the other parties thereto in accordance with its terms. No material portion of the assets of BNN is subject to any lien or any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to its knowledge, has any such condemnation, expropriation or taking been proposed.

None of the material assets of BNN is subject to any restriction which would prevent continuation of the use currently made thereof or materially adversely affect the value thereof.

         5.7 BNN's SEC Reports. BNN has previously delivered to the Acquired Company Shareholders true and complete copies, of (i) its Annual Report on Form 10-K for 1994 and Quarterly Reports on Form 10-Q for quarters ending March 31, 1995, June 30, 1995 and September 30, 1995, and (ii) will deliver its annual Report on Form 10-K for 1995 and quarterly reports on form 10-Q for the quarters ended thereafter ("Post Closing Filings"), pursuant to Article VII (collectively, "BNN's SEC Reports"). BNN's SEC Reports do not contain any untrue statement of a material fact, or fail to state any material fact required to be stated therein or necessary to make the statements made therein not materially misleading and the financial statements therein fairly present the financial position and results of operations of BNN as of the dates and for the periods indicated, prepared in accordance with GAAP.

         5.8      Contracts.

                  The BNN Disclosure Schedule consists of a true and complete list of all Contracts to which BNN is a party or by which it is bound: (i) requiring payments or receipts less than $10,000 per year and (ii) made in the ordinary course of business and terminable by BNN on notice of thirty (30) days or less without penalty or being liable for damages. All such contracts shall hereinafter be referred to as "Material Contracts").

                  All of the Material Contracts are valid and binding upon BNN as applicable, and to their knowledge, the other parties thereto and are in full force and effect and enforceable in accordance with their terms, and neither BNN nor to its knowledge, any other party to any Material Contract has breached any material provision of, and no event has occurred which, with the lapse of time or action by a third party, could result in a material default under the terms thereof.

         5.9 Litigation. Except as listed on the Disclosure Schedule, there is no claim, action, proceeding, or investigation pending or, to their knowledge, threatened against or affecting BNN before or by any court, arbitrator or governmental agency or authority which, in their reasonable judgment, could have a Material Adverse Effect on BNN on a consolidated basis. There are no decrees, injunctions or orders of any court, governmental department, agency or arbitration outstanding against BNN and with respect to any action or claim covered by insurance, BNN has complied with all requirements of any such policy which are conditions to the defense and continued defense of such claim or action.

         5.10 Taxes. For purposes of this Agreement, (A) "Tax" (and, with correlative meaning, Taxes") shall mean any federal, state, local or foreign income, alternative or add-on minimum, business, employment, franchise, occupancy, payroll, property, sales, transfer, use, value added, withholding or other tax, levy, impost, fee, imposition, assessment or similar charge together with any related addition to tax, interest, penalty or fine thereon; and (B) "Returns" shall mean all returns

(including, without limitation, information returns and other material information), reports and forms relating to Taxes.

                  BNN has duly filed all Returns required to be filed by it other than Returns (individually and in the aggregate) where the failure to file would have no Material Adverse Effect on the business or prospects of Acquired Company and Subsidiary on a consolidated basis. All such Returns were, when filed, and to the knowledge of BNN are, accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations. BNN has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it or Subsidiary through the Closing Date.

                  BNN is not a party to any pending action or proceeding by any governmental authority for the assessment of any Tax, and, to the knowledge of BNN, no claim for assessment or collection of any Tax related to BNN has been asserted against BNN that has not been paid. There are no Tax liens upon the assets (other than the lien of property taxes not yet due and payable) of BNN. There is no valid basis, to the knowledge of BNN, except as set forth in the BNN Schedule, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to BNN by any governmental authority.

         5.11 Compliance with Laws and Regulations. To BNN's knowledge, BNN has complied and is presently complying, in all material respects, with all laws, rules, regulations, orders and requirements (federal, state and local and foreign) applicable to it in all jurisdictions where the business of BNN is conducted or to which BNN is subject, including Environmental laws.

         5.12 Insurance. BNN is covered by adequate insurance policies, or renewals thereof.

         5.13 No Breaches. The making and performance of this Agreement and any other agreements contemplated hereby will not (i) conflict with or violate the Certificate of Incorporation or the by-laws of BNN, (ii) violate in any material respect any laws, ordinances, rules, or regulations, or any order, writ, injunction or decree to which BNN is a party or by which any of its material assets, businesses, or operations may be bound or affected or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any material asset under, or create any rights of termination, cancellation or acceleration in any person under, any Material Contract.

         5.14 Financial Statements. Schedule 4.15 contains true and complete copies of BNN Financial Statements. These Financial Statements (i) have been prepared from the books and records of BNN in accordance with GAAP consistently applied with prior periods, (ii) fairly present, in each case in all material respects, the financial condition and results of operations of BNN as of the dates and for the periods indicated thereon, and (iii) reflect all assets at the lower of their cost or net realizable value. Audited Statements have been audited by the BNN Auditors.

                  The books and account of BNN have been maintained in all material respects in accordance with sound business practices, and to the best of BNN's knowledge there have been no transactions involving BNN that properly should have been set forth therein in accordance with GAAP that have not been accurately so set forth.

         5.15 Absence of Certain Changes or Events. Except as set forth in
Schedule 5.16, since the BNN Balance Sheet Date, to BNN's knowledge, there has not occurred nor, has any fact or circumstance arisen which may lead to:

                            (a) Any adverse change in the assets, liabilities
(whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of BNN not reflected in the BNN's Financials and that has resulted in a Material Adverse Effect;

                            (b) Any material increase in liabilities over the
level reflected on the Balance Sheet, any guarantee by BNN of any obligations, or any mortgage, pledge or encumbrance on any of the properties or assets of BNN;

                            (c) Any increase not in the ordinary course of
business in the compensation (including, without limitation, the rate of commissions) payable to, or any payment of a cash bonus to, any officer, director or employee of, or consultant to, BNN in excess of Ten Thousand Dollars ($10,000);


         5.16 Government Licenses, Permits, Etc. BNN is duly licensed, with all requisite permits and qualifications, as required by applicable law for the purpose of conducting its business or owning its properties or both, in each jurisdiction in which it does business or owns property or in which such license, permit or qualification is otherwise required except where the failure to be so qualified or authorized would not in the aggregate have a Material Adverse Effect on the assets, liabilities (whether absolute, contingent or otherwise), results of operations, business or prospects of BNN.

         5.17 Employee Benefit Plans; ERISA. Except for those plans set forth on
Schedule 4.18 hereto (the "Plans"), neither BNN nor any member of a "controlled group" (within the meaning of Section 4971(e)(2)(B)of the Code) of which BNN is a member has ever maintained or contributed to any "employee benefit plan", as that term is defined in Section 3(3) of ERISA, or any stock purchase plan, stock option plan, fringe benefit plan, bonus plan or any other deferred compensation agreement, plan or funding arrangement, whether or not such plan has been terminated and whether or not such plan is of legally binding nature in the form of an informal understanding. With respect to the Plans, the requirements of ERISA and the Code, as applicable, have been fulfilled in all material respects and no event has occurred nor does any condition exist which would subject BNN to any material penalty, excise tax or liability.

         5.18 Existing Arrangements. BNN has no present revenue producing business activity or arrangements.

         5.19 Governmental Approvals. No authorization, license, permit, franchise, approval, order or consent of, and no registration, declaration or filing by BNN with, any governmental authority, domestic or foreign, federal, state or local, is required in connection with BNN's execution, delivery and performance of this Agreement.

         5.20 Transactions with Affiliates. Except as set forth in Schedules
5.23 and 5.15(b), BNN is not indebted for money borrowed, either directly or indirectly, from any of its officers, directors, or any Affiliate (as defined below), in any amount whatsoever; nor are any of its officers, directors, or Affiliates indebted for money borrowed from BNN; nor are there any transactions of a continuing nature between BNN and any of its officers, directors, or Affiliates (other than by or through the regular employment thereof by BNN) not subject to cancellation which will continue beyond the Closing Date, including, without limitation, use of the assets of BNN for personal benefit with or without adequate compensation. For purposes of this Agreement, the term "Affiliate" shall mean any person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. As used in the foregoing definition, the term (i) "control" shall mean the power through the ownership of voting securities, contract or otherwise to direct the affairs of another person and (ii) "person" shall mean an individual, firm, trust, association, corporation, partnership, government (whether federal, state, local or other political subdivision, or any agency or bureau of any of them) or other entity.

         5.21 Accounts Receivable. BNN has no accounts receivable.

         5.22 Intellectual Property. BNN has no intellectual property.

         5.23 Liabilities. BNN has no material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise ("Liabilities"), whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement, other than (i) Liabilities fully and adequately reflected or reserved against on the Balance Sheet, (ii) Liabilities incurred since the Balance Sheet Date in the ordinary course of the business of BNN or
(iii) Liabilities otherwise disclosed in this Agreement, including the Exhibits hereto and Disclosure Schedule.

         5.23 No Omissions or Untrue Statements. No representation or warranty made by BNN in this Agreement, BNN Disclosure Schedule or in any certificate required to be delivered to BNN pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading as of the date hereof and as of the Closing Date.

         5.24 Absence of Certain Practices. To their knowledge, neither BNN nor any employee, agent or other person acting on the Acquired Company's behalf has directly or indirectly given or agreed to give any gift or similar benefit to any customer, supplier, competitor or government employee or official (domestic or foreign) (i) that would subject the Acquired Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) that if not given in the past would have a Material Adverse Effect on BNN.


                                       VI

                                     BROKERS

                  Brokers. BNN represents to the Acquired Company Shareholders, and the Acquired Company Shareholders represent to BNN, that there is no broker or finder entitled to a fee or other compensation for bringing the parties together to effect the Exchange.

                                       VII

                  Post Closing Filings. BNN shall use its best efforts to complete and file the Post Closing Filing within 15 days after Closing.

                                      VIII
                            ADJUSTMENT OF BNN SHARES

         8.1 Adjustment for Claims . There shall be an adjustment in the BNN Shares issued to the Acquired Company Shareholders in the event that either (i) there is material breach of any BNN representations or BNN is subject as of the Closing Date to any material liability arising out of the business or activities of BNN and not disclosed in the BNN Financial Statements or any BNN SEC filings or the BNN Disclosure Schedule and required to be disclosed therein ("BNN Breach") or (ii) there is a material breach of the Acquired Company Shareholder representations or the Acquired Company is subject as of the Closing Date to any material liability arising out of the business or activities of the Acquired Companies and not disclosed in the Acquired Company Financial Statements or in the Acquired Company Disclosure Schedule and required to be disclosed therein ("Acquired Company Shareholder Breach"). No adjustment as hereinafter provided shall be made, unless the total of damage, expenses and liability ("Liability") incurred by BNN directly or indirectly by the Acquired Company exceeds $150,000 in connection with either a BNN Breach or the Acquired Company Breach (the "Threshold Amount"). Upon a BNN Breach the Acquired Company Shareholders shall receive additional BNN shares as determined herein and upon an Acquired Company Shareholder Breach the Acquired Company Shareholders shall surrender such number of BNN shares as determined hereafter. If after notice of any breach an independent committee of the Board of Directors of BNN and the Acquired Company Shareholders cannot agree on an adjustment, the matter shall be submitted to the American Arbitration Association in New York City for determination. All of the parties hereto consent to the jurisdiction of such association and the rules thereunder. Except as hereinafter set forth, no Acquired Company Stockholder shall have any personal liability to BNN pursuant to this agreement whether prior to or subsequent to the Exchange nor shall an officer, director or other representative of BNN have any liability to an Acquired Company Shareholder pursuant to this Agreement whether prior to or subsequent to the Closing. The parties' sole remedy shall be limited to the adjustment of BNN Shares set forth above and BNN shall have no recourse against any Acquired Company Shareholder and an Acquired Company Shareholder shall have no recourse against an officer or director of BNN. Notwithstanding the foregoing, each Acquired Company Shareholder shall have liability for breach of representation set forth in Section 4.4 with respect to such shareholder's Acquired Company Shares.

         No adjustment shall be made unless the BNN breach or Acquired Company Breach occurs within two years after the Closing Date, or notice is given to the other party or parties within such time of facts which may result in such Breach.

         8.2 Market Value Adjustment. (a) As used herein the following terms shall have the following definitions:

                            i. "Determination Date" shall refer to the sixteenth
business day following BNN's Annual Report on Form 10-K for the year 1997.

                            ii. "Determination Date Value" shall equal the
Market Value as hereinafter defined, multiplied by 9,500,000.

                            iii. "Market Value" shall mean the average Market
Price, as defined herein, of BNN's common shares during the fifteen business days preceding the Determination Date.

                            iv. "Market Price" on any day shall mean the high
bid price if the BNN common stock is traded in the over-the-counter market on the electronic bulletin board, or NASDAQ SmallCap or the closing price if such stock is traded on NASDAQ National Market, or a national stock exchange.

                            v. "Projected Income" shall refer to the projected
net income of the Acquired Company for 1997 as set forth in Schedule A hereof.

                            vi. "Actual Income" shall refer to the Acquired
Company's net income for 1997 as reflected in the audited resulted to be included in BNN's Form 10-K for 1997.

                  (b) Subject to Section 8.2(c), if on the Determination Date the Determination Date Value is less than $50,000,000 then, subject to the provisions of Section 8.2(c) , BNN shall promptly cause the issuance of additional BNN Shares having an aggregate Market Value equal to the difference between $50,000,000 and the Determination Date Value ("Differential Value").

                  (c) Notwithstanding the provisions of Section 8.2(b), BNN shall not issue any additional shares of its common stock thereunder if the Actual Income is less than 15% of the Projected Income. If Actual Income, however, is less than fifty (50%) percent of the Projected Income but more than 15% of such income than the Acquired Company Shareholders, in lieu of receiving shares calculated pursuant to Section 8.2(b), shall receive additional shares of BNN common stock having aggregate Market Value equal to such proportion of the Differential Value as the percent of Actual Income to Projected Income bears to 50%. For example, if Actual Income is 20% of the Projected Income, the Acquired Company Shareholders shall receive 40% of the Differential Value. If the Actual Income is thirty percent of the Projected Income then the Acquired Company Shareholders will receive 60% of the Differential Value.

                  (d) Any additional shares shall be issued on a pro-rata basis to the Acquired Company Shareholders based on their pro-rata BNN Shares received upon the Exchange.

                  (e) If there is a dispute concerning the amount of adjustment or if there is also a claim pursuant to section 8.1, then any such dispute or disputes reflecting the amount of adjustment hereunder and thereunder shall be determined in the same manner as a dispute pursuant to Section 8.1.


                                       IX.

                                  MISCELLANEOUS

         9.1 Expenses. Except as otherwise provided herein, the Acquired Company Shareholders and BNN shall each pay its own expenses incident to the negotiation, preparation, and carrying out of this Agreement, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, irrespective of whether or not the transactions contemplated hereby are consummated.

         9.2 Survival of Representations, Warranties and Covenants. All statements contained in this Agreement or in any certificate delivered by or on behalf of the Acquired Company Shareholders or BNN pursuant hereto, or in connection with the transactions contemplated hereby shall be deemed representations, warranties and covenants by the Acquired Company Shareholders or BNN, as the case may be, hereunder. All representations, warranties, and covenants made by the Acquired Company Shareholders or BNN in this Agreement, or pursuant hereto, shall survive the Closing, but shall terminate two years from the Closing Date.

         9.4 Succession and Assignments; Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. In the event of an assignment permitted by this Section, this Agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There shall be no third party beneficiaries of this Agreement.

         9.5 Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission, (ii) sent by the United States Postal Service, registered or certified mail, return receipt requested, or (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section):

                           (a)      To BNN :

                                    BNN Corp.
                                    345 Park Avenue So.
                                    2nd Floor
                                    New York, New York 10010
                                    Attn:
                                    Fax No.: (212) 684-2096

                                    With a copy to:

                                    Parker Duryee Rosoff & Haft
                                    529 Fifth Avenue
                                    New York, New York 10017
                                    Attn: Michael DiGiovanna, Esq.
                                    Fax No.: (212) 972-9487

                           (b)      To Acquired Company Shareholders
                                    at the address set forth on the signature page hereof

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission, (ii) the fifth business day following the date deposited with the United States Postal Service, or (iii) 24 hours after shipment by such courier service.

         9.6 Construction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York without giving effect to the principles of conflicts of law thereof.

         9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

         9.8 No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

         9.9 Entire Agreement. This Agreement, including the Exhibits and Disclosure Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof, and cannot be amended or changed except in writing, signed by the parties.

         9.10 Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

         9.11 Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                               BNN CORPORATION

                                               By:
                                                   ----------------------------
                                                        Henry Siegel, President


              NAME                                          ADDRESS

                                               -------------------------------

------------------------------                 -------------------------------
Raymond Volpe

                                               -------------------------------

------------------------------                 -------------------------------
Anthony Andrea

                                               -------------------------------

------------------------------                 -------------------------------
Bruce Albert

                                               -------------------------------

------------------------------                 -------------------------------
Peter Chapman

                                               -------------------------------

------------------------------                 -------------------------------
Henry Siegel

                                               -------------------------------

------------------------------                 -------------------------------
Paul Siegel


                                               -------------------------------

------------------------------                 -------------------------------
Richard Kostyra

                             BNN DISCLOSURE SCHEDULE

         1. BNN acquired all shares of Celebrity Shopping Network, Inc. ("Celebrity") on March 3, 1995 and agreed to issue shares (6,295,000) to subscribers of Celebrity shares. On November 3, 1995, the Company entered into a Recission Agreement with the original shareholders of Celebrity and pursuant to that agreement, returned Celebrity shares issued to them. The subscribers were not signatories to this agreement (unless they were also original shareholders). While BNN believes that the subscribers will have no claim for shares and the Company has made separate "deals" with many subscribers, there is no guaranty that a claim will not be made as a third party beneficiary for shares.


         2. In March of 1995 a former director of BNN and officer and director of Celebrity issued Celebrity Notes which also were purported to be issued by BNN and convertible into BNN Shares [although not executed by BNN] in the aggregate amount of approximately [$96,000]. The individual is also claiming reimbursement of expenses. BNN denies all liability.

         BNN entered into several letters of intent to acquire various companies. These letters have all expired by their terms and the Company does not believe it has any liability.

         The Company has not filed its SEC reports on a current basis and has received a telephone inquiry from the SEC.

                                   SCHEDULE 1


                                                     SHARES
     SHAREHOLDER                         KMG                       BNN
     -----------                    -----------------------------------------
Raymond Volpe                           432,997                 2,555,364
Anthony Andrea                           21,412                   126,365
Bruce Albert                             21,412                   126,365
Peter Chapman                           170,500                 1,006,218
Henry Siegel                            432,997                 2,555,364
Paul Siegel                             432,997                 2,555,364
Richard Kostyra                          97,425                   574,960